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Exhibit 8.1



                                 PLAN OF MERGER
                                       OF
                                 PEDIANET INC.,
                             A NEW YORK CORPORATION,
                                      INTO
                            ULTRAPHONICS - USA, INC.,
                              A GEORGIA CORPORATION

         PLAN OF MERGER adopted by PediaNet Inc., a corporation for profit organized under the laws of the State of New York, by resolution of its Board of Directors on November 22, 1999 and adopted by Ultraphonics - USA, Inc., a corporation for profit organized under the laws of the State of Georgia, by resolution of its Board of Directors on November 22, 1999. The names of tile corporations planning to merge are PediaNet Inc., a corporation for profit organized under the laws of the State of New York, and Ultraphonics - USA, Inc., a corporation for profit organized under the laws of the State of Georgia. The name of tile surviving corporation into which PediaNet Inc. plans to merge shall- by this merger, be changed from Ultraphonics - USA, Inc. to Pedia.Net.com,Inc.

         1. The name of each constituent corporation is PedlaNet Inc., a New York corporation, sometimes hereinafter referred to as the "terminating corporation", and Ultraphonics- USA, Inc., a Georgia Corporation, sometimes hereinafter referred to as the "surviving corporation." The name of the surviving corporation is PediaNet.com, inc . a Georgia corporation incorporated under the name Ultraplionics - USA, Inc., but whose Articles of Incorporation will be amended by this merger such that its corporate name will be changed to PediaNet.com, Inc.



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         2. PediaNet Inc. and Ultraphonics - USA, Inc. shall, pursuant to the provisions of the laws of the State of New York and the provisions of the Georgia Business Corporation Code, be merged with and into a single corporation, to wit, Ultraphonics - USA,Inc., which, by this merger, shall have its name changed to PediaNet.com, Inc., shall be the surviving corporation upon the effective date of the merger and which shall continue to exist as the surviving corporation under the corporate name PediaNet.com, Inc. pursuant to the provisions of the Georgia Business Corporation Code. The separate existence of PediaNet Inc., the New York corporation, shall cease upon the effective date of the merger in accordance with the laws of the jurisdiction of its organization

         3. The designation, number and voting fights of the outstanding shares of each class and series of the constituent corporations is as follow:



        CLASS                                       NUMBER OUTSTANDING
        -----                                       ------------------

                                                  ULTRAPHONICS - USA, INC.



voting common stock having a par value               49,846 shares
of $0.001 (one mil) per share

non-voting preferred shares having a par             10,000 shares
value of $0.10 (ten cents) per share

stock options                                        none










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         5. The present bylaws of the terminating corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Georgia Business Corporation Code.

         6. The directors and officers in office of the terminating corporation upon the effective date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

         7. Each issued share of the terminating corporation when the merger takes effect shall be converted into one (1) common share of the surviving corporation, provided, however, if the application of such conversion, formula would result in the issuance to any shareholder of the terminating corporation of a fractional share of the surviving corporation, no fractional share shall be issued, rather, that fractional share which would otherwise be issued shall be rounded up to a whole share of the surviving corporation. After the effective date of this Plan, each holder of outstanding certificates representing shares of stock of the terminating corporation shall surrender the same to the surviving corporation and each such holder shall be entitled, upon such surrender, to receive the numbers of shares of stock of the surviving corporation as is provided for in the preceding sentence. The surviving corporation will bear the costs of such share surrender and issuance is to each holder of the outstanding certificates representing shares of stock of the terminating corporation who surrenders all of his said certificates within thirty (30) days of the

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date of the notice from the surviving corporation to such holders containing instructions as to the method of such surrender; the such holders shall bear such costs as to such certificates surrendered after such thirty (30) day period. Until so surrendered, the outstanding shares of the stock of the terminating corporation may be treated by the surviving corporation for all corporate proposes as evidencing the ownership of shares of the surviving corporation as through said surrender and exchange had taken place. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued as of when the merger takes effect shall continue to represent one issued share of the surviving corporation

         8. The merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the terminating corporation. As permitted by subsection (h) of Section 14-2-1103 of the Georgia Business Corporation Code, the approval of the Plan of Merger herein made is not being submitted to the shareholders of the surviving corporation for their approval.

         9. In the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the terminating corporation, and in the event that the Plan of Merger shall have been approved by the Board of Directors of the surviving corporation in the manner prescribed by the provisions of the Georgia Business Corporation Code, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of New

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York and of the State of Georgia, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         10. Upon the effective date of this Plan, the surviving corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and shall be subject to all the duties of each of the constituent corporations parties to this merger, and all and singular the rights, privileges, powers, and franchises of each of the corporations parties to this merger on whatever account shall be vested in the surviving corporation, and all property, rights, privileges, powers, contracts and franchises and every officer interest shall be thereafter as effectually the property of the surviving corporation as they were (if the respective constituent corporations parties to this merger, but all rights of creditors and all liens upon any property of either of any of the constituent corporations parties to this merger shall be preserved unimpaired and all debts, liabilities, duties of the respective constituent corporations parties to this merger shall thenceforth attach to the surviving corporation and be enforceable against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

         11. If, at any time, the surviving corporation shall consider or be advised that any further assignments or assurance in law or any other things are necessary or desirable to vest in the surviving corporation, according to the terms hereof, the title to any property or rights of the terminating corporation, the proper officers and directors of the terminating corporation shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in surviving corporation and otherwise to carry out the purposes of this merger.


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         12. The effective date of this merger in Georgia and New York shall be
December 31, 1999.

         13. The President or other officers or directors of each of the constituent corporations to this Plan are hereby authorized and directed to prepare and execute such agreements, certificates or other documents as may be necessary in order to carry out this Plan.

         14. Anything herein or elsewhere to the contrary notwithstanding this merger may be terminated and abandoned by either of the Boards of Directors of the constituent corporations at any time prior to the effective date of this merger, if, in the opinion of either of the Boards of Directors, the merger is impractical by reason of the possible exercise of statutory rights or appraisal and payment of stock to any objecting shareholders.

         15. The Board or Directors and the proper officer of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things and to make, execute, deliver, file and or record any and all instruments, papers, and documents which shall be necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger.



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